Exhibit 99.1

RumbleOn Appoints Michael Kennedy as Chief Executive Officer

Mr. Kennedy brings more than 30 years of Powersports Industry Leadership Experience

Irving, Texas - October 20, 2023 - RumbleOn, Inc. (NASDAQ: RMBL) (the “Company” or “RumbleOn”), the largest powersports retailer in North America, today announced that Michael “Mike” Kennedy has been appointed Chief Executive Officer effective November 1, 2023. In connection with his appointment as CEO, Kennedy will also join the RumbleOn Board of Directors as of that date. Mr. Kennedy succeeds Mark Tkach, who has served as Interim Chief Executive Officer since June 2023.

Mr. Kennedy is an accomplished Powersports industry veteran who brings over three decades of experience in strategy, commercial operations, financial management, and manufacturing at leading Powersports companies.

Mr. Kennedy spent 26 years at Harley-Davidson, culminating in his role as Vice President & Managing Director, Americas from 2010 to 2017, where he managed a network of 800 dealers throughout North America and Brazil. More recently, he served as President and Chief Executive Officer of Vance & Hines (2019 to 2023), where he oversaw strong organic growth, margin expansion and value creation.

“We are very excited to welcome Mike Kennedy as our CEO,” said Steve Pully, Executive Chairman of the RumbleOn Board of Directors. “After carefully considering a wide range of candidates, the Board is confident that Mike is the ideal choice to lead RumbleOn through its next chapter of growth and shareholder value creation. Not only does Mike share the Company’s passion for Powersports, but he is also a seasoned leader with a proven track record of driving significant positive transformation.”

“I am thrilled to entrust the leadership of RumbleOn to Mike Kennedy, an executive who has a sustained history of delivering success in the Powersport industry,” said Mark Tkach, Interim CEO. “We now have a remarkable depth of talent throughout our team, and I am confident that Mike’s extensive knowledge and history of success in this industry makes him the right leader to unlock the value in RumbleOn for our shareholders. I am confident that Mike is the right choice to lead RumbleOn.”

Mike Kennedy commented: “I am impressed with the recent transformation that began at RumbleOn in June of this year. I’m extremely optimistic and excited about the opportunity to lead RumbleOn as its Chief Executive Officer and will continue the positive change that the current board and management have started. I’ve known Mark Tkach and Bill Coulter since my time at Harley-Davidson. I’m honored to have their confidence along with the rest of the Board to lead RumbleOn.”

About RumbleOn

RumbleOn is the largest powersports retailer in North America, offering a wide selection of new and used motorcycles, all-terrain vehicles, utility terrain vehicles, personal watercraft, and other powersports products, including parts, apparel, accessories, and aftermarket products from a wide range of manufacturers. We operate 55 retail locations, each equipped with full service departments, as well as five regional fulfillment centers. Our retail locations are primarily located in the Sun Belt of the United States. To learn more please visit us online at https://www.rumbleon.com/.

Notice Regarding Inducement Grant

In connection with his appointment, Mr. Kennedy was granted an award of performance-based stock options to purchase 825,000 shares of the Company’s Class B common stock, which will vest in installments over five years starting on the grant date, subject to meeting certain stock performance thresholds and Mr. Kennedy’s continued service with the Company through each such vesting date. The award was granted as a material inducement to Mr. Kennedy’s employment and was approved by the Compensation Committee of the Company’s Board of Directors, in accordance with Nasdaq Listing Rule 5635(c)(4). The award was granted outside of the Company’s 2017 Stock Incentive Plan, as amended.

Cautionary Note on Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Inquiries:

Dawn Francfort

ICR, Inc.

investors@rumbleon.com

Will Newell

investors@rumbleon.com